EXHIBIT 4.4
CINEMARK HOLDINGS, INC.
STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of August 7, 2006, among Cinemark Holdings, Inc., a Delaware corporation (the “Company”), Madison Dearborn Capital Partners IV, L.P., a Delaware limited partnership (“MDCP”), each of the investors listed on the Schedule of Mitchell Investors attached hereto (collectively, the “Mitchell Investors”), each of the investors listed on the Schedule of Quadrangle Investors attached hereto, (collectively, the “Quadrangle Investors”), Syufy Enterprises, LP, a California limited partnership (the “Syufy Investor”), Century Theatres Holdings, LLC, a California limited liability company (“CTH”), each of the executives listed on the Schedule of Executives attached hereto (collectively, the “Executives”), Northwestern University (“NWU”), K&E Investment Partners, LLC — 2004-B DIF (“K&E”), Piola Investments Ltd. (“Piola”) and John Madigan (“Madigan”). MDCP, the Mitchell Investors, the Quadrangle Investors, the Syufy Investor, CTH, the Executives, NWU, K&E, Piola and Madigan are collectively referred to herein as the “Stockholders” and individually as a “Stockholder.” Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 13 hereof.
     WHEREAS, MDCP acquired shares of Class A Common Stock (“Cinemark Class A Common Stock”) of Cinemark, Inc., a Delaware corporation (“Cinemark”), pursuant to the Stock Purchase Agreement between MDCP and the Company dated as of March 12, 2004, and NWU and Madigan subsequently acquired a portion of such shares from MDCP in accordance with the terms of the Original Agreement (as defined below) and are Permitted Transferees of MDCP hereunder;
     WHEREAS, the Mitchell Investors and the Executives own shares of the capital stock of the Company and, in some cases, options to acquire shares of Company Class A Common Stock;
     WHEREAS, Cinemark, MDCP, the Mitchell Investors and the Executives were parties to that certain Stockholders Agreement dated March 12, 2004, (the “Original Agreement”);
     WHEREAS, pursuant to a securities purchase agreement dated as of December 30, 2004 (the “Quadrangle Purchase Agreement”), the Quadrangle Investors acquired a portion of the Cinemark Class A Common Stock held by MDCP immediately prior to the execution of the Quadrangle Purchase Agreement and the Original Agreement was amended and restated to admit the Quadrangle Investors (as so amended, the “First Amended Agreement”);
     WHEREAS, pursuant to a certain securities purchase agreement dated as of December 30, 2004, K&E acquired shares of the Cinemark Class A Common Stock previously held by MDCP and became a party to the First Amended Agreement by executing a joinder thereto in accordance with Section 14 thereof;
     WHEREAS, pursuant to a certain securities purchase agreement dated as of July 5, 2005, Piola acquired shares of Cinemark Class A Common Stock from Cinemark and became a party to the First Amended Agreement by executing a joinder thereto in accordance with Section 14 thereof;
     WHEREAS, pursuant to a contribution and exchange agreement dated as of the date hereof (the “Syufy Contribution Agreement”), the Syufy Investor will receive 3,388,466 shares of Company Class A Common Stock in exchange for the contribution (the “Syufy Contribution”) by the Syufy Investor of certain shares of common stock of Century Theatres, Inc. (“Century”);
     WHEREAS, the Contribution is being made in connection with the Company’s and Cinemark USA, Inc.’s acquisition of Century (the “Acquisition”) pursuant to a Stock Purchase Agreement, dated as of the date hereof, by and among Century, the Syufy Investor, the Company and Cinemark USA, Inc. (the “Century Stock Purchase Agreement”);
     WHEREAS, as of the date of this Agreement, CTH owns all of the issued and outstanding shares of capital stock of Century (the “Century Shares”), and the Syufy Investor owns all of the outstanding limited liability company interests of CTH;
     WHEREAS, prior to the closing, CTH will distribute all of the Century Shares to the Syufy Investor and thereafter CTH will be dissolved pursuant to the Beverly-Killea Limited Liability Company Act, as amended, immediately after which the Syufy Investor will own all of the Century Shares and become a Stockholder hereunder;
     WHEREAS, upon the distribution of the Century Shares to the Syufy Investor by CTH, CTH will cease to be a party to this Agreement and thereafter will have no further rights or obligations hereunder.
     WHEREAS, immediately prior to and in connection with the Acquisition, each Stockholder will contribute one hundred percent of such Stockholder’s shares of Cinemark Class A Common Stock and Cinemark Preferred Stock (if any) to the Company (the “Cinemark Inc. Contribution”) in exchange for an equivalent number of shares of Company Class A Common Stock and Company Preferred Stock, pursuant to a Contribution Agreement dated as of the date hereof by and among the Company and the Stockholders (the “Company Contribution Agreement”); and
     WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company’s Board of Directors (the “Board”), (ii) assuring continuity in the management and ownership of the Company, (iii) limiting the manner and terms by which the Stockholder Shares may be transferred and (iv) providing covenants for certain Stockholders, all to become effective immediately following the Cinemark Inc. Contribution and Syufy Contribution and conditioned upon the closing of the Acquisition as more fully described below.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. Board of Directors.
          (a) From and after the date hereof and until the provisions of this Section 1 cease to be effective, each holder of Stockholder Shares shall vote all of such holder’s Stockholder Shares which are voting shares and any other voting securities of the Company over which such holder has voting control and shall take all other reasonably necessary or desirable actions within such holder’s control (whether in such holder’s capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so that:
               (i) the authorized number of directors on the Board shall be fourteen;
               (ii) the following individuals shall be elected to the Board:
               (A) two representatives designated by the Mitchell Investors (determined by a vote of the Mitchell Investors owning a majority of the Stockholder Shares held by all Mitchell Investors) (the “Mitchell Directors”), who shall be initially: Lee Roy Mitchell and one other individual to be designated by Lee Roy Mitchell;
               (B) nine representatives designated by MDCP (as may be increased pursuant to paragraph (C) of this Section) (the “MDCP Directors”);
               (C) one representative designated by the Quadrangle Investors (the “Quadrangle Director”), who shall initially be Peter Ezersky; provided that at such time the Quadrangle Investors no longer have rights under this Agreement to designate the Quadrangle Director, the number of MDCP Directors pursuant to paragraph (B) of this Section shall be increased by one; and
               (D) two representatives designated by the Syufy Investor (the “Syufy Directors”), who shall initially be Raymond W. Syufy and Joseph A. Syufy; provided that at such time as the Syufy Investor no longer has rights under this Agreement to designate one or both Syufy Directors, the authorized number of directors on the Board shall be reduced by one or two directors, as applicable.
               (iii) the removal from the Board of any director as a result of a breach of such director’s fiduciary duties to the Company and its stockholders under applicable law shall be only by a vote of the holders of a majority of the Company’s outstanding Company Class A Common Stock;
               (iv) the removal from the Board of any director for any other reason shall be only upon the written request of the Person or Persons originally entitled to designate such director pursuant to this Section 1(a);

               (v) in the event that any representative designated hereunder by any Stockholder ceases to serve as a director during his or her term in office, the resulting vacancy shall be filled by the Person or Persons originally entitled to designate such director pursuant to this Section 1(a);
               (vi) Lee Roy Mitchell shall serve as the Chairman of the Board; provided that, if so requested by a majority of the members of the Board (excluding the Mitchell Directors), he shall resign as Chairman at such time as: (A) the right of the Mitchell Investors to designate any director terminates in accordance with Section 1(c)(i) or 1(c)(ii); or (B) pursuant to the Employment Agreement between Lee Roy Mitchell and the Company dated as of March 12, 2004 (the “Employment Agreement”), his employment is terminated by the Company for Cause (as defined in the Employment Agreement) or by Lee Roy Mitchell in a Voluntary Termination (as defined in the Employment Agreement), and in the event that Lee Roy Mitchell ceases to serve as the Chairman of the Board, the Chairman shall be elected by a majority of the members of the Board;
               (vii) if any party fails to designate a director to fill a vacancy on the Board pursuant to the terms of this Section 1(a), such vacant Board position shall remain open and unfilled until such time as the party with the right to designate a director for such a vacancy exercises such party’s right to fill such position; and
               (viii) notwithstanding the foregoing, in the event that a Person loses its right to designate a director in accordance with Section 1(c) below, the director designated by such Person shall be removed at the request of a majority of the Board (excluding such director or directors) upon the occurrence of such event and the total authorized number of directors shall be reduced upon such action by a majority of the Board (excluding such director or directors) by the number of directors that such Person loses its rights to designate.
          (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof.
          (c) Notwithstanding anything to the contrary contained herein,
               (i) the number of Mitchell Directors shall be reduced by one upon the occurrence of each of the following events: (A) such time as the Mitchell Investors and their Permitted Transferees hold in the aggregate less than 9% of the outstanding shares of Company Class A Common Stock and (B) such time as the Mitchell Investors and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Company Class A Common Stock; and the rights of the Mitchell Investors under this Section 1 shall terminate automatically and cease to have any further force or effect upon the occurrence of the event described in clause 1(c)(i)(B) immediately above. In the event that the Mitchell Investors and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Company Class A Common Stock, the Mitchell Investors shall have the right to designate one observer to the Board (an “Observer”), which shall either be Lee Roy Mitchell or Tandy Mitchell. An Observer shall be entitled to attend all meetings of the Board but shall not be entitled to (x) attend meetings of the Board with counsel which may constitute privileged communications, (y) attend meetings of the Board which include topics of discussion which may constitute a conflict of interest between the Company and the Mitchell Investors, or (z) vote on any matters voted on by the Board. The determination of whether a conflict of interest exists for purposes of clause (y) in the immediately preceding sentence shall be made by a majority of the Board. If such a determination is made prior to a Board meeting, the Board shall provide written notice to the Mitchell Investors setting forth in reasonable detail the basis for such conflict of interest. Such a determination may be made during an ongoing Board meeting by a majority of the Board and, upon such determination, the Observer shall immediately leave the meeting. Upon the conclusion of the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Mitchell Investors, the Observer shall be invited to return to the meeting. No business other than the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Mitchell Investors may be conducted by the Board at such an ongoing Board meeting until the Observer has been notified in accordance with the immediately preceding sentence. The Mitchell Investors’ right to designate an Observer shall terminate automatically and cease to have any further force or effect upon the earlier to occur of (i) the Observer designated under this Section 1(c)(i) is not Lee Roy Mitchell or Tandy Mitchell and (ii) the Mitchell Investors and their Permitted Transferees cease to hold in the aggregate at least 2% of the outstanding shares of Company Class A Common Stock. The right of the Mitchell Investors to designate an Observer hereunder shall not be transferable or assignable under any circumstances;
               (ii) the rights of the Mitchell Investors under this Section 1 shall terminate automatically and cease to have any further force or effect at such time as the Mitchell Investors and their Permitted Transferees hold, directly or indirectly, more than a 5% interest of any business (other than the Company) that owns, operates or manages theatres with more than 800 movie screens in the aggregate in the Western Hemisphere;
               (iii) the rights of the Quadrangle Investors under this Section 1 to designate the Quadrangle Director shall terminate automatically and cease to have any further force or effect at such time as the Quadrangle Investors and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Company Class A Common Stock. In the event that the Quadrangle Investors and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Company Class A Common Stock, the Quadrangle Investors shall have the right to designate an Observer, which shall be a member or employee of Quadrangle Group, LLC. An Observer shall be entitled to attend all meetings of the Board but shall not be entitled to (x) attend meetings of the Board with the Company’s counsel or the Board’s special counsel which may constitute privileged communications, (y) attend meetings of the Board which include topics of discussion which may constitute a conflict of interest between the Company and the Quadrangle Investors or (z) vote on any matters voted on by the Board. The determination of whether a conflict of interest exists for purpose of clause (y) in the immediately preceding sentence shall be made by a majority of the Board. If such a determination is made prior to a Board meeting, the Board shall provide written notice to the Quadrangle Investors setting forth in reasonable detail the basis for such conflict of interest. Such a determination may be made during an ongoing Board meeting by a majority of the Board and upon such determination the Observer shall immediately leave the meeting. Upon the conclusion of the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Quadrangle Investors, the Observer shall be invited to return to the meeting. No business other than the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Quadrangle Investors may be conducted by the Board at such an ongoing Board meeting until the Observer has been notified in accordance with the immediately preceding sentence. The Quadrangle Investors’ right to designate an Observer shall terminate automatically and cease to have any further force or effect upon the earlier to occur of (i) the Observer designated under this Section 1(c)(iii) is not a member or employee of Quadrangle Group, LLC (it being understood and agreed that, should the current Observer at any time cease to be a member or employee of Quadrangle Group, LLC, the Quadrangle Investors’ right to designate an Observer shall not terminate unless the Quadrangle Investors do not designate a replacement Observer who is a member or employee of the Quadrangle Group, LLC within 5 business days thereof) and (ii) the Quadrangle Investors and their Permitted Transferees cease to hold in the aggregate at least 2% of the outstanding shares of Company Class A Common Stock. The rights of the Quadrangle Investors to designate the Quadrangle Director or an Observer hereunder shall not be transferable or assignable under any circumstances, except to a Qualified Permitted Transferee of the Quadrangle Investors;
               (iv) the number of Syufy Directors shall be reduced by one upon the occurrence of each of the following events: (A) such time as the Syufy Investor and its Permitted Transferees hold in the aggregate less than 7% of the outstanding shares of Company Class A Common Stock and (B) such time as the Syufy Investors and its Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Company Class A Common Stock. In addition, the rights of the Syufy Investor under this Section 1 to designate the Syufy Directors shall terminate automatically and cease to have any further force or effect at such time as (1) the Syufy Investor, Raymond W. Syufy or Joseph Syufy breach the terms of Section 3 of the Non-Competition and Non-Disclosure Agreement, dated as of the date hereof, by and among the Syufy Investor, Raymond W. Syufy, Joseph Syufy and the Company (the “Syufy Non-Competition Agreement”) (this clause (1), a “Non-Curable Termination Event”) or (2) the Syufy Investor or its Permitted Transferees, Raymond Syufy or Joseph Syufy (each, a “Syufy Person”) holds, directly or indirectly, any interest of any business (other than the Company) that owns, operates or manages movie theatres that are not drive-in theaters (a “Competing Business”) but where such ownership would not violate Section 3 of the Syufy Non-Competition Agreement (this clause (2), a “Curable Termination Event”); provided that the foregoing loss of rights upon the ownership, operation or management of a Competing Business shall not apply to (i) holding up to a 5% interest in any publicly traded company or (ii) holding an ownership interest in a Competing Business that (x)

owns, operates or manages less than 100 screens in the aggregate in any one or more states in which the Company does not, at the time the Syufy Person first acquires such ownership interest, own, operate or manage a movie theater and/or (y) owns, operates or manages less than 32 screens in the aggregate in any one or more states in which the Company, at the time the Syufy Person first acquires such ownership interest, owns, operates or manages a movie theater. For purposes of calculating the number of screens for purposes of clause (ii) of the foregoing sentence, movie screens acquired by a Syufy Person following an event of default under a lease under which the Syufy Person is the lessor and which gives such lessor the right to regain possession of and operate such theatre shall be disregarded unless the Syufy Person demolishes and rebuilds a new theatre on the property. In the event that the rights of the Syufy Investor to designate the Syufy Directors terminates by reason of a Curable Termination Event, the Syufy Investor shall have the right to cure such Curable Termination Event and the Syufy Investor’s rights to designate the Syufy Directors shall be reinstated at such time as there is no longer a Curable Termination Event in effect. In the event that the Syufy Investor and their Permitted Transferees hold in the aggregate less than 3% of the outstanding shares of Company Class A Common Stock, the Syufy Investor shall have the right to designate an Observer, which shall be a director of the general partner of, or an executive officer of, Syufy Enterprises; provided, however, that this right to designate an Observer shall not be granted to the Syufy Investor if the Syufy Investor is in violation of the terms of the preceding sentence. An Observer shall be entitled to attend all meetings of the Board but shall not be entitled to (x) attend meetings of the Board with the Company’s counsel or the Board’s special counsel which may constitute privileged communications, (y) attend meetings of the Board which include topics of discussion which may constitute a conflict of interest between the Company and the Syufy Investor or (z) vote on any matters voted on by the Board. The determination of whether a conflict of interest exists for purpose of clause (y) in the immediately preceding sentence shall be made by a majority of the Board. If such a determination is made prior to a Board meeting, the Board shall provide written notice to the Syufy Investor setting forth in reasonable detail the basis for such conflict of interest. Such a determination may be made during an ongoing Board meeting by a majority of the Board and upon such determination the Observer shall immediately leave the meeting. Upon the conclusion of the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Syufy Investor, the Observer shall be invited to return to the meeting. No business other than the discussion (including any action by the Board thereon) which constitutes a conflict of interest between the Company and the Syufy Investor may be conducted by the Board at such an ongoing Board meeting until the Observer has been notified in accordance with the immediately preceding sentence. The Syufy Investor’s right to designate an Observer shall terminate automatically and cease to have any further force or effect upon the earlier to occur of (i) the Observer designated under this Section 1(c)(iii) is not a director of the general partner or an executive officer of Syufy Enterprises (it being understood and agreed that, should the current Observer at any time cease to be a director of the general partner or an executive officer of Syufy Enterprises, the Syufy Investor’s right to designate an Observer shall not terminate unless the Syufy Investor does not designate a replacement Observer who is a member of the board of directors of the general partner or an executive officer of Syufy Enterprises within 5 business days thereof) and (ii) the Syufy Investor and their Permitted Transferees cease to hold in the aggregate at least 2% of the outstanding shares of Company Class A Common Stock. The rights of the Syufy Investor to designate the Syufy Directors or an Observer hereunder shall not be transferable or assignable under any circumstances, except to a Qualified Permitted Transferee of the Syufy Investor; and
               (v) the rights of MDCP under this Section 1 shall terminate automatically and cease to have any further force or effect at such time as MDCP and its Permitted Transferees hold in the aggregate less than 5% of the outstanding shares of Company Class A Common Stock provided that MDCP may assign its right to designate (A) any number of directors that MDCP is entitled to designate hereunder to any Person or group of affiliated Persons who acquires more than 50% of the shares of Company Class A Common Stock held by MDCP on the date of this Agreement (as such number may be adjusted from time to time to give effect to stock splits or other similar adjustments to the capitalization of the Company), and (B) two of the directors MDCP is entitled to designate hereunder to any Person or group of affiliated Persons who acquires less than 50% of the shares of Company Class A Common Stock held by MDCP on the date of this Agreement (as such number may be adjusted from time to time to give effect to stock splits or other similar adjustments to the capitalization of the Company).
          (d) The provisions of this Section 1 shall terminate automatically and cease to have any further force or effect upon the consummation of a Sale of the Company.
     2. Representations and Warranties; Voting Agreements.
          (a) Each Stockholder represents and warrants that (i) after giving effect to the transactions contemplated by the Syufy Contribution Agreement, such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on the Schedules attached hereto, free and clear of all liens and encumbrances, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement, (iv) as of the date hereof, the number of shares of common stock of the Company which such Stockholder owns of record and the number of shares of common stock of the Company issuable upon exercise of options owned by such Stockholder are set forth opposite such Stockholder’s name on the schedules attached hereto, (v) except as set forth on such schedules, such Stockholder does not own any shares of capital stock issued by the Company or any of its Subsidiaries or any other securities or rights to acquire securities of the Company or any of its Subsidiaries, and (vi) such Stockholder has not received and is not entitled to receive any payments or other compensation from the Company or any of its Subsidiaries or any other party as a result of or in connection with the transactions contemplated by the Syufy Contribution Agreement. In addition, Lee Roy Mitchell and The Mitchell Special Trust represent and warrant that Lee Roy Mitchell is one of two trustees of such trust, and such trust is solely for the benefit of members of Lee Roy Mitchell’s Family Group.

          (b) No Stockholder has granted, and from and after the date hereof no Stockholder shall grant, any proxy or become party to any voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement.
     3. Restrictions on Transfer of Stockholder Shares.
          (a) Transfer of Stockholder Shares. No holder of Stockholder Shares shall sell, transfer, assign or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law, but excluding by way of merger or consolidation) any interest in his Stockholder Shares (a “Transfer”), except pursuant to this Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.
          (b) Exempt Transfers.
               (i) Subject to the provisions in Section 3(b)(ii), the restrictions set forth in this Section 3 shall not apply to any Transfer by a Stockholder with respect to any of the following Transfers (each an “Exempt Transfer”):
          (A) any Transfer of Stockholder Shares by a Stockholder who is not a natural person to such Stockholder’s Affiliates, and in the case of MDCP, the Quadrangle Investors, any Transfer which constitutes an in-kind distribution to its partners (and, in connection with or following any such distribution, an in-kind distribution by the general partner of MDCP or any of the Quadrangle Investors to its partners);
          (B) in the case of a Stockholder who is a natural person, any Transfer by will or pursuant to the applicable laws of descent and distribution and any Transfer to or among such Stockholder’s Affiliates, and members of such holder’s Family Group or such Family Group member’s Affiliates;
          (C) any Transfer of Stockholder Shares in connection with an Approved Sale;
          (D) any Transfer by the Executives of their Stockholder Shares to the Company or any of its Subsidiaries;
          (E) any Transfer by the Company to an Executive pursuant to Section 9 hereunder; or
          (F) any Transfer of Stockholder Shares pursuant to a registered securities distribution or sales transaction pursuant to the terms of the Registration Agreement.
               (ii) A transferee of Stockholder Shares pursuant to a Transfer described in Sections 3(b)(i)(A) and (B) above is referred to herein as a “Permitted Transferee.” The restrictions contained in Section 3(a) shall continue to be applicable to the Stockholder

Shares after any Transfer pursuant to Sections 3(b)(i)(A), (B) and (E), and such transferees of such Stockholder Shares shall agree in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee. Notwithstanding anything herein to the contrary, in no event shall any Stockholder Shares be pledged unless otherwise approved in writing by MDCP and the Mitchell Investors.
          (c) First Refusal Rights upon Transfers by Stockholders other than MDCP.
               (i) If any holder of Stockholder Shares (other than MDCP or any of its Permitted Transferees) proposes to Transfer Stockholder Shares (other than pursuant to an Exempt Transfer), then not less than 20 days prior to the date on which such Transfer will occur (such 20-day period, the “Election Period”), the transferring holder (the “Transferring Stockholder”) shall deliver a written notice (an “Offer Notice”) to the Company, MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor. The Offer Notice shall disclose in reasonable detail the number of Stockholder Shares proposed to be Transferred (the “Offered Shares”), the material terms and conditions of the Transfer and the identity, background and ownership (if applicable) of the prospective transferee(s), and the Offer Notice shall constitute a binding offer to sell the Offered Shares in accordance with the provisions of this Section 3(c), first to the Company, and then to MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor.
               (ii) Upon receipt of the Offer Notice, the Company may elect to purchase all or any portion of the Offered Shares at the price and on the terms specified therein by delivering written notice (the “Company Election Notice”) of such election to the Transferring Stockholder, MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor as soon as practical, but in any event within 10 days (the “Company Offer Period”) after the delivery of the Offer Notice to the Company, MDCP, the Mitchell Investors the Quadrangle Investors and the Syufy Investor.
               (iii) If and only if the Company has not elected to purchase all of the Offered Shares within the Company Offer Period, then MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor in the aggregate may purchase all (but not less than all) of the Offered Shares not elected to be purchased by the Company (such Offered Shares, the “Available Shares”) at the price and on the terms specified in the Offer Notice. Each Stockholder electing to purchase a portion of the Available Shares (each a “Participating Stockholder”) shall deliver written notice (the “Stockholder Election Notice”) of such election to the Transferring Stockholder and the Company within 20 days after delivery of the Offer Notice to the Company, MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor. The number of Available Shares which may be purchased by each Participating Stockholder shall be determined by the Company as follows:
     (A) Each Participating Stockholder shall specify in the Stockholder Election Notice the maximum number of Available Shares such Participating

Stockholder is requesting to purchase (such number of Available Shares, that Participating Stockholder’s “Requested Amount”).
     (B) The Company shall first allocate the Available Shares among the Participating Stockholders such that each Participating Stockholder is allocated (such Participating Stockholder’s “Initial Allocation”) the lesser of (i) such Participating Purchaser’s Requested Amount and (ii) the product of (A) the quotient of the number of shares of Company Class A Common Stock held by such Participating Stockholder divided by the aggregate shares of Company Class A Common Stock held by all Participating Stockholders immediately prior to delivery of the Offer Notice (such percentage, such Participating Purchaser’s “Pro Rata Share”) multiplied by (B) the total number of Available Shares.
     (C) If the sum of each Initial Allocation for each Participating Stockholder (the “Initial Allocation Sum”) is less than the total number of Available Shares, then the difference between the Initial Allocation Sum and the Number of Available Shares (such difference, the “Remaining Available Shares”) shall be allocated to the Participating Stockholders whose Requested Amount equaled or exceeded their Pro Rata Share (such Participating Stockholders, the “Remaining Participating Stockholders”). The Company shall allocate to each Remaining Participating Stockholders the lesser of (i) the difference between the amount allocated to such Stockholder pursuant to Section 3(c)(iii)(B) and such Stockholder’s Requested Amount and (ii) the product of (A) the quotient of the number of shares of Company Class A Common Stock held by such Remaining Participating Stockholder divided by the aggregate shares of Company Class A Common Stock held by all Remaining Participating Stockholders immediately prior to delivery of the Offer Notice (such percentage, such Remaining Participating Purchaser’s “Remaining Pro Rata Share”) multiplied by (B) the total number of Remaining Available Shares.
     (D) If after the allocation of Remaining Available Shares, all Offered Shares have not been allocated because a Remaining Participating Stockholder’s Requested Amount was less than such Remaining Participating Stockholder’s Remaining Pro Rata Share multiplied by the total number of Remaining Available Shares, then the Company shall continue to allocate Available Shares in accordance with Paragraph (C) immediately above until the earlier to occur of (i) all Available Shares are allocated among the Participating Stockholders and (ii) all Participating Stockholders are allocated their Requested Amount.
               (iv) If the Company and/or MDCP, the Mitchell Investors, the Quadrangle Investors and/or the Syufy Investor elect to purchase Stockholder Shares from the Transferring Stockholder, the Transfer of such shares shall be consummated as soon as practical after the delivery of the Company Election Notice or the Stockholder Election Notice, as applicable, to the Transferring Stockholder, but in any event within 45 days after the expiration of the Election Period.

               (v) To the extent that the aggregate number of Offered Shares elected to be purchased by the Company, MDCP, the Mitchell Investors, the Quadrangle Investors and/or the Syufy Investor does not in the aggregate equal all of the Offered Shares, then the offer to sell such Offered Shares pursuant to Section 3(c)(i) shall be automatically revoked upon the expiration of the Election Period and the Transferring Stockholder may, within 90 days after the expiration of the Election Period and subject to the provisions of this Agreement, Transfer such Offered Shares at a price no less than the price per share specified in the Offer Notice and on other terms no more favorable to the transferees thereof than those offered to the Company, MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor in the Offer Notice. Any Offered Shares not Transferred within such 90-day period shall be reoffered to the Company, MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor under this Section 3(c) prior to any subsequent Transfer.
          (d) First Refusal Rights upon Transfers by MDCP to a Competitor.
               (i) If MDCP proposes to Transfer its Stockholder Shares to a Competitor or such Competitor’s Affiliates and such Transfer will not be effected in connection with a Sale of the Company, then not less than 20 days prior to the date on which such Transfer will occur (such 20-day period, the “Competitor Sale Election Period”), such Person shall deliver a written notice (a “Competitor Sale Offer Notice”) to the Company, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor. The Competitor Sale Offer Notice shall disclose in reasonable detail the number of Stockholder Shares to be Transferred, the material terms and conditions of the Transfer and the identity, background and ownership (if applicable) of the Competitor, and the Competitor Sale Offer Notice shall constitute a binding offer to sell such Stockholder Shares in accordance with the provisions of this Section 3(d), first to the Company, and then to the Mitchell Investors, the Quadrangle Investors and the Syufy Investor on a pro rata basis based on the number of shares of Company Class A Common Stock then held by each of the Mitchell Investors, the Quadrangle Investors and the Syufy Investor as a percentage of the aggregate number of shares of Company Class A Common Stock then held by the Mitchell Investors, the Quadrangle Investors and the Syufy Investor, on the terms and conditions contained in the Competitor Sale Offer Notice.
               (ii) Upon receipt of the Competitor Sale Offer Notice, the Company may elect to purchase all (but not less than all) of the Stockholder Shares specified in the Competitor Sale Offer Notice at the price and on the terms specified therein by delivering written notice (the “Competitor Sale Election Notice”) of such election to MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor as soon as practical, but in any event within 10 days (the “Competitor Sale Offer Period”) after the delivery of the Competitor Sale Offer Notice to the Company and MDCP.
               (iii) If and only if the Company has not elected to purchase all of the Stockholder Shares within the Competitor Sale Offer Period, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor may elect to purchase all (but not less than all) of the Stockholder Shares specified in the Competitor Sale Offer Notice at the price and on the terms specified therein by delivering written notice (the “Mitchell-Quadrangle-Syufy Election Notice”) of such election to MDCP within 20 days after delivery of the Offer Notice to the

Company, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor. Any purchase by the Mitchell Investors, the Quadrangle Investors and the Syufy Investor pursuant to this Section 3(d) shall be on a pro rata basis based on the number of shares of Company Class A Common Stock held by each of the Mitchell Investors, the Quadrangle Investors and the Syufy Investor as a percentage of the aggregate shares of Company Class A Common Stock held by the Mitchell Investors, the Quadrangle Investors and the Syufy Investor immediately prior to such purchase. If the Mitchell Investors, the Quadrangle Investors or the Syufy Investor does not elect to purchase their pro rata share of the Stockholder Shares subject to the Competitor Sale Offer Notice, the Mitchell Investors, the Quadrangle Investors or the Syufy Investor, as applicable, which have elected to purchase their pro rata share of the Stockholder Shares subject to the Competitor Offer Sale Notice may purchase such remaining Stockholder Shares on a pro rata basis by providing written notice to MDCP and the Company.
               (iv) If the Company and/or any of the Mitchell Investors, the Quadrangle Investors and/or the Syufy Investor elect to purchase Stockholder Shares from MDCP, the Transfer of such shares shall be consummated as soon as practical after the delivery of the Competitor Sale Election Notice or the Mitchell-Quadrangle-Syufy Election Notice, as applicable, to MDCP, but in any event within 45 days after the expiration of the Competitor Sale Election Period.
               (v) To the extent that the Company, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor do not elect to purchase all of the Stockholder Shares being offered, MDCP may, within 90 days after the expiration of the Competitor Sale Election Period and subject to the provisions of this Agreement, Transfer such Stockholder Shares to the Competitor (or such Competitor’s Affiliates) identified in the Competitor Sale Offer Notice at a price no less than the price per share specified in the Competitor Sale Offer Notice and on other terms no more favorable to the Competitor (or such Competitor’s Affiliates) than those offered to the Company, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor in the Competitor Sale Offer Notice. Any Stockholder Shares held by MDCP not Transferred within such 90-day period shall be reoffered to the Company, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor under this Section 3(d) prior to any subsequent Transfer to a Competitor.
          (e) Participation Rights.
               (i) If MDCP proposes to Transfer any of its Stockholder Shares (other than pursuant to an Exempt Transfer, then not less than 20 days prior to any such Transfer of Stockholder Shares (such 20-day period, the “MDCP Sale Period”), MDCP shall deliver a written notice (the “MDCP Sale Notice”) to the Company and all holders of Stockholder Shares other than MDCP (the “Other Stockholders”) specifying in reasonable detail the identity, background and ownership (if any) of the prospective transferee(s), the number of shares to be Transferred and the terms and conditions of the Transfer (which notice may be the same notice and given at the same time as the Offer Notice under Section 3(d)). Subject to Section 3(e)(iii), the Other Stockholders may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice (the “MDCP Sale Election Notice”) to MDCP within the MDCP Sale Period. If any of the Other Stockholders has elected to participate in such Transfer, then MDCP and such Other Stockholder shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares equal to the product of (A) the quotient determined by dividing (x) the percentage of Stockholder Shares owned by such Person by (y) the aggregate percentage of Stockholder Shares owned by MDCP and the Other Stockholders participating in such sale, and (B) the number of Stockholder Shares to be sold in the contemplated Transfer.
For example, if the Sale Notice contemplated a sale of 100 Stockholder Shares by MDCP, and if MDCP at such time owns 30% of all Stockholder Shares and if the Mitchell Investors owning 20%, Executives owning 10%, the Quadrangle Investors owning 8% and the Syufy Investor owning 10% of all Stockholder Shares elect to participate, then MDCP would be entitled to sell 38 shares ((30% ÷ 78%) x 100 shares), the Mitchell Investors would be entitled to sell 26 shares ((20% ÷ 78%) x 100 shares), the Executives would be entitled to sell 13 shares ((10% ÷ 78%) x 100 shares), the Quadrangle Investors would be entitled to sell 10 shares ((8% ÷ 78%) x 100 shares) and the Syufy Investor would be entitled to sell 13 shares ((10% ÷ 78%) x 100 shares).
               (ii) Any of the Other Stockholders may elect to sell in any Transfer contemplated under this Section 3(e) a number of Stockholder Shares less than any such Other Stockholder is entitled to sell hereunder, in which case MDCP shall have the right to sell an additional number of Stockholder Shares in such Transfer equal to the number that all such Other Stockholders are permitted to sell but have elected not to sell. MDCP shall use reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Stockholders in any contemplated Transfer, and MDCP shall not Transfer any of its Stockholder Shares to any prospective transferee if such prospective transferee declines to allow the participation of the Other Stockholders. Each holder Transferring Stockholder Shares pursuant to this Section 3(e) shall pay such holder’s pro rata share (based on the number of Stockholder Shares to be sold) of the expenses incurred by the holders in connection with such Transfer and shall be obligated to join on a pro rata basis (based on the number of Stockholder Shares to be sold) in any indemnification or other obligations that MDCP agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular holder such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Stockholder Shares); provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net consideration paid to such holder in connection with such Transfer.
               (iii) Notwithstanding the foregoing, no Executive (or any of such Executive’s Permitted Transferees) shall be entitled to participate under this Section 3(e) in any Transfer made by MDCP or any of its Permitted Transferees, unless such Transfer (together with any related Transfers) constitutes a Sale of the Company.
          (f) Transfers to Competitors. No holder of Stockholder Shares (other than MDCP and its Permitted Transferees, subject to Section 3(d)) shall Transfer any Stockholder

Shares to any Competitor, except pursuant to Section 3(e) or Section 4 hereof; provided, however, that this Section 3(f) shall not be deemed to limit the ability of any holder of Stockholder Shares from Transferring such Shares in a Public Sale or in a registered offering of securities pursuant to the Registration Agreement.
          (g) Termination of Restrictions. The restrictions on the Transfer of Stockholder Shares set forth in this Section 3 shall continue with respect to each Stockholder Share until the date on which such Stockholder Share has been transferred in a Public Sale or in a Sale of the Company.
     4. Sale of the Company.
          (a) If the Board or MDCP approves a Sale of the Company and delivers written notice to the holders of Stockholders Shares invoking the provisions of this Section (any such sale, an “Approved Sale”), the holders of Stockholders Shares shall consent to, vote in favor of and raise no objections against the Approved Sale.
          (b) If the Approved Sale is structured as (i) a merger or consolidation, each holder of Stockholder Shares shall vote its Stockholder Shares to approve such merger or consolidation, whether by written consent or at a stockholders meeting (as requested by the Board or MDCP, as the case may be), and waive all dissenter’s rights, appraisal rights and similar rights in connection with such merger or consolidation, (ii) a sale of stock, each holder of Stockholder Shares shall agree to sell, and shall sell, all of its Stockholder Shares and rights to acquire Stockholder Shares on the terms and conditions so approved, or (iii) a sale of assets, each holder of Stockholder Shares shall vote its Stockholder Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a stockholders meeting (as requested by the Board or MDCP, as the case may be).
          (c) In furtherance of the foregoing, (i) each holder of Stockholder Shares shall take, with respect to such holder’s Stockholder Shares, all necessary or desirable actions reasonably requested by the Board or MDCP, as the case may be, in connection with the consummation of the Approved Sale, including without limitation, voting to approve such transaction and executing the applicable purchase agreement, and (ii) each holder of Stockholder Shares shall make substantially similar representations, warranties, indemnities and agreements as each other holder of Stockholder Shares, provided that (A) each holder of Stockholder Shares shall be obligated to make representations and warranties as to such Stockholder’s title to and ownership of Stockholder Shares, authorization, execution and delivery of relevant documents by such Stockholder, enforceability of relevant agreements against such Stockholder and other matters relating to such Stockholder, to enter into covenants in respect of a Transfer of such Stockholder’s Stockholder Shares in connection with such Approved Sale and to enter into indemnification obligations with respect to the foregoing, in each case to the extent that each other Stockholder is similarly obligated, but no Stockholder shall be obligated to enter into indemnification obligations with respect to any of the foregoing in respect of any other Stockholder or such other Stockholder’s Stockholder Shares and (B) in no event shall any Stockholder be liable in respect of any indemnity obligations pursuant to any Approved Sale in an aggregate amount in excess of the total consideration payable to such Stockholder in such Approved Sale.
          (d) The obligations of the holders of Stockholder Shares with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) except as provided in the provisos in Sections 8(d)(1)(iii) and 8(d)(1)(iv) of this Agreement, upon the consummation of the Approved Sale, each holder of Stockholder Shares will receive the same form of consideration and the same portion of the aggregate consideration that such holder of Stockholder Shares would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately prior to such Approved Sale; (ii) except as provided in the provisos in Sections 8(d)(1)(iii) and 8(d)(1)(iv) of this Agreement, if any holder of a class of Stockholder Shares is given an option as to the form and amount of consideration to be received, each holder of such class of Stockholder Shares will be given the same option; and (iii) each holder of then currently exercisable rights to acquire shares of a class of Stockholder Shares will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Stockholder Shares; provided that the condition that each holder of Stockholder Shares receives, or is provided with the same option to receive, the same form of consideration as set forth in clause (i) and clause (ii) above shall be deemed satisfied with respect to (A) the Quadrangle Investors and their Permitted Transferees, so long as the Quadrangle Investors and their Permitted Transferees receive the same form of consideration, the same amount of consideration per share, and the same option as to the form of consideration as MDCP receives in the Approved Sale, (B) the Syufy Investor and their Permitted Transferees, so long as the Syufy Investor and their Permitted Transferees receive the same form of consideration, the same amount of consideration per share, and the same option as to the form of consideration as MDCP receives in the Approved Sale and (C) with respect to all other Stockholders, even if certain holders of Stockholders Shares receive, to the exclusion of others, securities of the entity acquiring the Company in an Approved Sale, so long as each holder of Stockholder Shares receives the same amount of value, whether in cash or such securities, as of the closing of such Approved Sale with respect to such holder’s Stockholder Shares.
          (e) If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Stockholder Shares shall at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Stockholder Shares appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative. However, if any holder of Stockholder Shares declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such holder shall be responsible for the fees of the purchaser representative so appointed.

          (f) Subject to Section 4(e), each holder of Stockholder Shares shall, to the extent requested by the Company, pay such holder’s pro rata share of the expenses incurred by the holders in connection with an Approved Sale.
     5. Holdback Agreement. No Executive or any of his Permitted Transferees shall effect any public sale or distribution of any Stockholder Shares or of any other capital stock or equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, for such period of time from and after the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (as such terms are defined in the Registration Agreement) as the Company and the underwriters managing the registration request (the “Market Stand-Off”). In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to Stockholder Shares until the end of the Market Stand-Off. The restrictions on the transfer of Stockholder Shares set forth in this Section 5 shall continue with respect to each Stockholder Share until the date on which such Stockholder Share has been transferred in a Public Sale.
     6. Preemptive Rights.
          (a) Except for issuances of equity securities or securities or instruments containing equity-like features (i) in the form of Company Class A Common Stock or options to acquire Company Class A Common Stock to employees, directors or consultants of the Company or any of its Subsidiaries, (ii) upon the conversion, recapitalization or reorganization of any securities of the Company, (iii) as consideration for the acquisition of or investment in another company or business (whether through a purchase of securities, a merger, consolidation, purchase of assets or otherwise), including, without limitation, joint ventures and strategic alliances, (iv) pursuant to a registered public offering of Company Class A Common Stock under the Securities Act, (v) as additional yield or return in respect of institutional indebtedness for borrowed money, (vi) as a dividend or other distribution in respect of the Company’s equity securities or (vii) in connection with a stock split or similar event, if the Company authorizes the issuance or sale of any shares of Company Class A Common Stock or any other equity securities of the Company or any securities, options or other rights to acquire any shares of Company Class A Common Stock or other equity securities of the Company (any such securities or rights referred to herein as “Additional Securities”), the Company shall first offer to sell to each holder of Stockholder Shares (other than shares of Company Class A Common Stock issued or issuable upon exercise of stock options (such shares referred to herein collectively as “Option Shares”)) a portion of such Additional Securities equal to the quotient determined by dividing (A) the number of shares of Company Class A Common Stock (other than Option Shares) held by such holder by (B) the total number of shares of Company Class A Common Stock outstanding on a fully-diluted basis (assuming exercise of all outstanding rights to acquire shares of Company Class A Common Stock); provided that such offer shall be made only to the holders of Stockholder Shares that are “accredited investors” under Regulation D of the Securities Act, or the Company otherwise consents to such holders’ participation under this Section 6; and provided further that, if such Additional Securities are being offered in combination with other securities of the Company, the Persons exercising rights pursuant to this Section 6 shall also be required to purchase the same strip of securities on the same terms and conditions as being offered by the Company. Holders of Stockholder Shares (other than Option Shares) shall be entitled to purchase such Additional Securities at the same price and on the same terms as such Additional Securities are to be offered to any other Persons. The purchase price for all Additional Securities so offered to the holders of Stockholder Shares hereunder shall be payable in cash.
          (b) In order to exercise their purchase rights hereunder, each holder of Stockholder Shares (other than Option Shares) shall, within 10 days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder’s percentage allotment, deliver a written notice to the Company describing such holder’s election hereunder.
          (c) Upon the expiration of the offering period described above, the Company shall be entitled to sell such Additional Securities that the holders of Stockholder Shares have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any such Additional Securities offered or sold by the Company after such 90-day period shall be reoffered to the holders of Stockholder Shares (other than Option Shares) pursuant to the terms of this Section 6.
     7. Anti-Takeover Measures. Prior to the commencement of the initial public offering of shares of the Company’s Company Class A Common Stock registered under the Securities Act, MDCP shall request that the Board adopt reasonable and customary anti-takeover measures, except to the extent that (i) the Board in the observance of its fiduciary duties determines that any such measures are not in the best interests of the Company’s stockholders or (ii) the Company’s underwriters managing the public offering advise the Company that any such measures will adversely affect execution of such offering or the price to be obtained in such offering.
     8. Covenants.
          (a) Financial Statements and Other Information. The Company shall deliver to each Investor and its Qualified Permitted Transferees (so long as such Investor and its Permitted Transferees in the aggregate hold at least 4% of the Company’s outstanding Company Class A Common Stock):
               (i) within 45 days after the end of each quarterly accounting period in each fiscal year, a consolidated statement of income of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter;
               (ii) within the earlier of 90 days after the end of each fiscal year or upon filing an annual report on Form 10-K with the Securities and Exchange Commission, annual consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by an audit opinion from an independent accounting firm of recognized national standing;
               (iii) within 30 days after the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets);
               (iv) promptly after filing thereof, all regular and special reports filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission or any exchange on which the Company Class A Common Stock is listed; and
               (v) promptly upon release thereof, all public announcements made by the Company or any of its Subsidiaries.
          (b) Inspection of Property. The Company shall permit any representatives designated by any Investor, upon reasonable notice during normal business hours and for a proper business purpose, to (i) visit and inspect any of the properties of the Company and its Subsidiaries and examine the corporate and financial records of the Company and its Subsidiaries, so long as such Investor and its Permitted Transferees owns any Company Class A Common Stock, and (ii) so long as such Investor and its Permitted Transferees in the aggregate own at least 4% of the Company’s outstanding Company Class A Common Stock, discuss the affairs, finances and accounts of the Company with the officers of the Company.
          (c) Current Public Information. At all times after the Company has filed a registration statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act with respect to its Company Class A Common Stock, the Company shall file all material reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder, all to the extent required to enable the Investors to sell shares of Company Class A Common Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.
          (d) Required Approvals of the Mitchell Investors.
               (1) So long as the Mitchell Investors and their Permitted Transferees in the aggregate own at least 9% of the Company’s outstanding Company Class A Common Stock, the Company shall not, without the prior written consent of the holders of a majority of the shares of Company Class A Common Stock held by all of the Mitchell Investors and their Qualified Permitted Transferees (which consent shall not be unreasonably withheld or delayed):
               (i) declare or pay any dividends or make any distributions upon any shares of its capital stock, except for dividends declared and paid after the third anniversary of the date of the Original Agreement on a pro rata basis on the outstanding shares of Company Class A Common Stock;

               (ii) redeem, purchase or otherwise acquire any shares of its capital stock, except for repurchases after the third anniversary of the date of the Original Agreement of Company Class A Common Stock made pursuant to an offer to all holders of Company Class A Common Stock on a pro rata basis and except for repurchases of Company Class A Common Stock from employees, directors and consultants and former employees, directors and consultants of the Company and its Subsidiaries in connection with termination of employment pursuant to arrangements approved by the Board;
               (iii) merge or consolidate with any Person, unless (a) immediately following the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction continue to own in the aggregate the outstanding capital stock of the surviving entity possessing the voting power to elect a majority of the surviving entity’s board of directors or other governing body or (b) the consideration received by the holders of the Company Class A Common Stock as a result of such transaction consists solely of cash, cash equivalents, shares of capital stock of the surviving entity which have been registered under the Securities Act in connection with such transaction and/or shares of capital stock of the surviving entity which have not been registered under the Securities Act, but which are of a class of securities registered under the Securities Exchange Act and are entitled to demand, S-3 and piggyback registration rights substantially similar as those contained in the Registration Agreement (provided that if the consideration received by the Investors in such transaction consists of cash or cash equivalents and shares of capital stock issued by any Person engaged in the motion picture exhibition industry other than the Company, the Mitchell Investors and their Permitted Transferees shall be entitled to receive (at their election) 120% of the cash and cash equivalents such Mitchell Investors and their Permitted Transferees would have otherwise been entitled to receive on a pro rata basis and the amount of securities such Mitchell Investors and their Permitted Transferees would have been entitled to receive on a pro rata basis shall be correspondingly reduced);
               (iv) sell all or substantially all of its assets, unless the consideration received by the holders of the Company Class A Common Stock as a result of such transaction consists solely of cash, cash equivalents, shares of capital stock which have been registered under the Securities Act in connection with such transaction and/or shares of capital stock which have not been registered under the Securities Act, but which are of a class of securities registered under the Securities Exchange Act and are entitled to demand, S-3 and piggyback registration rights substantially similar as those contained in the Registration Agreement (provided that if the consideration received by the Investors in such transaction consists of cash or cash equivalents and shares of capital stock issued by any Person engaged in the motion picture exhibition industry other than the Company, the Mitchell Investors and their Permitted Transferees shall be entitled to receive (at their election) 120% of the cash and cash equivalents such Mitchell Investors and their Permitted Transferees would have otherwise been entitled to receive on a pro rata basis and the amount of securities such Mitchell Investors and their Permitted Transferees would have been entitled to receive on a pro rata basis shall be correspondingly reduced);
               (v) acquire (by merger, consolidation, or otherwise) any company that is not primarily engaged in the motion picture exhibition business or activities related to the current lines of businesses in which the Company or any of its Subsidiaries is engaged at the time of the consummation of the transactions contemplated by the Merger Agreement;
               (vi) amend the Company’s Certificate of Incorporation or the Company’s bylaws if such amendment would have an adverse effect on the terms of the Company Class A Common Stock held by the Mitchell Investors and their Permitted Transferees which is different from the adverse effect on the other holders of Company Class A Common Stock;
               (vii) issue or sell any shares of capital stock which are senior to the Company Class A Common Stock with respect to dividends, redemption or distributions in liquidation or which have voting rights different from the Company Class A Common Stock, unless such securities are issued or sold at no less than fair market value as determined by the Board in its reasonable judgment and the Investors and their Permitted Transferees (if such Permitted Transferees are not otherwise Investors) have the right to participate in such offering under the provisions of Section 6 of this Agreement;
               (viii) enter into, amend or modify any agreement, transaction, commitment or arrangement with MDCP or any of its Affiliates, except for the execution, delivery and performance of the other agreements and arrangements contemplated by this Agreement or the Syufy Contribution Agreement, except for any agreements, transactions, commitments and arrangements approved by a majority of the disinterested directors on the Board who are not affiliated with MDCP and except for the issuance of securities in which the Investors and their Permitted Transferees (if such Permitted Transferees are not otherwise Investors) have the right to participate under Section 6 of this Agreement; or
               (ix) incur, or permit any Subsidiary to incur, any indebtedness for borrowed money (other than borrowings under, or refinancings or replacements of, the loan facilities of the Company and its Subsidiaries existing as of the effectiveness of the Merger under the Merger Agreement) which would cause the Debt-to-EBITDA Ratio to exceed 4.75:1, unless at the time of such incurrence the Company or any of its Subsidiaries has defaulted under any of its agreements creating indebtedness for borrowed money.
               (2) So long as the Mitchell Investors and their Permitted Transferees in the aggregate own at least 4% of the outstanding Company Class A Common Stock (except in the case of clause (i) below, the required percentage shall be 1%), the Company shall not, without the prior written consent of the holders of a majority of the shares of Company Class A Common Stock held by the Mitchell Investors and their Qualified Permitted Transferees (which consent, shall not be unreasonably withheld or delayed):
               (i) amend the Company’s Certificate of Incorporation or the Company’s bylaws if such amendment would have an adverse effect on the Mitchell Investors and their Permitted Transferees which is different from any adverse effect on any other holder of Company Class A Common Stock;
               (ii) enter into, amend or modify any agreement, transaction, commitment or arrangement with MDCP or any of its Affiliates, except for (A) transactions on arm’s length terms and conditions, (B) the execution, delivery and performance of the other agreements and arrangements specifically contemplated by this Agreement (including, without limitation, the Quadrangle Purchase Agreement and the Syufy Contribution Agreement), and (c) the issuance of securities in which the Investors and their Permitted Transferees (if such Permitted Transferees are not otherwise Investors) have the right to participate under Section 6 of this Agreement.
               (iii) redeem, repurchase or otherwise acquire any Stockholder Shares held by MDCP or its respective Affiliates or Permitted Transferees unless at the same time the Company offers to purchase Stockholder Shares from the Mitchell Investors and their Permitted Transferees on the same terms and conditions and on a pro rata basis according to the number of Stockholder Shares owned by each holder thereof;
               (iv) cause or permit the Company to be taxed other than as a corporation for income tax purposes including, without limitation, taking any action that would cause the Company to be taxed as a partnership (whether general or limited), limited liability company, or other similar entity taxed under subchapter K or subchapter S of the Code (or any comparable provision of state, local or foreign income tax law) or otherwise treated as an entity not generally taxed at the entity-level under the Code (or any comparable provision of state, local or foreign income tax law); or
               (v) merge or consolidate with any Person or sell all or substantially all of the assets of the Company unless in any such merger, consolidation or sale of all or substantially all of the assets of the Company (A) immediately following the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction continue to own in the aggregate the outstanding capital stock of the surviving entity possessing the voting power to elect a majority of the surviving entity’s board of directors or other governing body (and a majority of the stockholders of the Company immediately after the consummation of such transaction will take reasonable actions to obtain rights for the Mitchell Investors that are substantially similar to the rights of the Mitchell Investors under this Agreement, provided that such post-transaction rights will be deemed to be “substantially similar” for this purpose even if parties other than the Mitchell Investors are granted greater rights than or the same rights with more favorable terms (including without limitation with respect to the scope, quantity, priority or duration of, or restrictions on, such rights) as the Mitchell Investors have under this Agreement), (B) the Mitchell Investors receive rights substantially similar to their rights under, and are not subject to transfer restrictions more restrictive than those contained in, Sections 3, 4 and 5 of this Agreement and under the Registration Agreement (as in effect at the time of such transaction), (C) the Mitchell Investors receive exit rights (including registration rights), and are subject to transfer restrictions, substantially similar in terms and conditions (including where applicable, in proportion) to any such rights or restrictions that MDCP and its Permitted Transferees receive or are subject to in such merger, consolidation or sale of all or substantially all of the assets of the Company or (D) the Mitchell Investors are given the right to receive cash, cash equivalents or shares of capital stock which have been registered under the Securities Act and the Mitchell Investors so elect.

          (e) Required Approvals of the Quadrangle Investors. So long as the Quadrangle Investors and their Permitted Transferees in the aggregate own at least 4% of the outstanding Company Class A Common Stock (except in the case of clause (i) below, the required percentage shall be 1%), the Company shall not, without the prior written consent of the holders of a majority of the shares of Company Class A Common Stock held by the Quadrangle Investors and their Qualified Permitted Transferees (which consent, shall not be unreasonably withheld or delayed):
               (i) amend the Company’s Certificate of Incorporation or the Company’s bylaws if such amendment would have an adverse effect on the Quadrangle Investors and their Permitted Transferees which is different from any adverse effect on any other holder of Company Class A Common Stock;
               (ii) enter into, amend or modify any agreement, transaction, commitment or arrangement with MDCP or any of its Affiliates, except for (A) transactions on arm’s length terms and conditions, (B) the execution, delivery and performance of the other agreements and arrangements specifically contemplated by this Agreement (including, without limitation, the Quadrangle Purchase Agreement), and (C) the issuance of securities in which the Investors and their Permitted Transferees (if such Permitted Transferees are not otherwise Investors) have the right to participate under Section 6 of this Agreement;
               (iii) redeem, repurchase or otherwise acquire any Stockholder Shares held by MDCP or its Affiliates or Permitted Transferees unless at the same time the Company offers to purchase Stockholder Shares from the Quadrangle Investors and their Permitted Transferees on the same terms and conditions and on a pro rata basis according to the number of Stockholder Shares owned by each holder thereof;
               (iv) cause or permit the Company to be taxed other than as a corporation for income tax purposes including, without limitation, taking any action that would cause the Company to be taxed as a partnership (whether general or limited), limited liability company, or other similar entity taxed under subchapter K or subchapter S of the Code (or any comparable provision of state, local or foreign income tax law) or otherwise treated as an entity not generally taxed at the entity-level under the Code (or any comparable provision of state, local or foreign income tax law); or
               (v) merge or consolidate with any Person or sell all or substantially all of the assets of the Company unless in any such merger, consolidation or sale of all or substantially all of the assets of the Company (A) immediately following the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction continue to own in the aggregate the outstanding capital stock of the surviving entity possessing the voting power to elect a majority of the surviving entity’s board of directors or other governing body (and a majority of the stockholders of the Company immediately after the consummation of such transaction will take reasonable actions to obtain rights for the Quadrangle Investors that are substantially similar to the rights of the Quadrangle Investors under this Agreement, provided that such post-transaction rights will be deemed to be “substantially similar” for this purpose even if parties other than the Quadrangle Investors are granted greater rights than or the same rights with more favorable terms (including without limitation with respect to the scope, quantity, priority or duration of, or restrictions on, such rights), (B) the Quadrangle Investors receive rights substantially similar to their rights under, and are not subject to transfer restrictions more restrictive than those contained in, Sections 3, 4 and 5 of this Agreement and under the Registration Agreement (as in effect at the time of such transaction), (C) the Quadrangle Investors receive exit rights (including registration rights), and are subject to transfer restrictions, substantially similar in terms and conditions (including where applicable, in proportion) to any such rights or restrictions that MDCP and its Permitted Transferees receive or are subject to in such merger, consolidation or sale of all or substantially all of the assets of the Company or (D) the Quadrangle Investors are given the right to receive cash, cash equivalents or shares of capital stock which have been registered under the Securities Act and the Quadrangle Investors so elect.
          (f) Required Approvals of the Syufy Investor. So long as the Syufy Investor and its Permitted Transferees in the aggregate own at least 4% of the outstanding Company Class A Common Stock (except in the case of clause (i) below, the required percentage shall be 1%), the Company shall not, without the prior written consent of the holders of a majority of the shares of Company Class A Common Stock held by the Syufy Investor and its Qualified Permitted Transferees (which consent, shall not be unreasonably withheld or delayed):
               (i) amend the Company’s Certificate of Incorporation or the Company’s bylaws if such amendment would have an adverse effect on the Syufy Investor and its Permitted Transferees which is different from any adverse effect on any other holder of Company Class A Common Stock;
               (ii) enter into, amend or modify any agreement, transaction, commitment or arrangement with MDCP or any of its Affiliates, except for (A) transactions on arm’s length terms and conditions, (B) the execution, delivery and performance of the other agreements and arrangements specifically contemplated by this Agreement (including, without limitation, the Quadrangle Purchase Agreement and the Syufy Contribution Agreement), and (C) the issuance of securities in which the Investors and their Permitted Transferees (if such Permitted Transferees are not otherwise Investors) have the right to participate under Section 6 of this Agreement;
               (iii) redeem, repurchase or otherwise acquire any Stockholder Shares held by MDCP or its Affiliates or Permitted Transferees unless at the same time the Company offers to purchase Stockholder Shares from the Syufy Investor and its Permitted Transferees on the same terms and conditions and on a pro rata basis according to the number of Stockholder Shares owned by each holder thereof; or
               (iv) merge or consolidate with any Person or sell all or substantially all of the assets of the Company unless in any such merger, consolidation or sale of all or substantially all of the assets of the Company (A) immediately following the consummation of such transaction, the stockholders of the Company immediately prior to the consummation of such transaction continue to own in the aggregate the outstanding capital stock of the surviving entity possessing the voting power to elect a majority of the surviving entity’s board of directors or other governing body (and a majority of the stockholders of the Company immediately after the consummation of such transaction will take reasonable actions to obtain rights for the Syufy

Investor that are substantially similar to the rights of the Syufy Investor under this Agreement, provided that such post-transaction rights will be deemed to be “substantially similar” for this purpose even if parties other than the Syufy Investor are granted greater rights than or the same rights with more favorable terms (including without limitation with respect to the scope, quantity, priority or duration of, or restrictions on, such rights), (B) the Syufy Investor receives rights substantially similar to their rights under, and are not subject to transfer restrictions more restrictive than those contained in, Sections 3, 4 and 5 of this Agreement and under the Registration Agreement (as in effect at the time of such transaction), (C) the Syufy Investor receives exit rights (including registration rights), and are subject to transfer restrictions, substantially similar in terms and conditions (including where applicable, in proportion) to any such rights or restrictions that MDCP and its Permitted Transferees receive or are subject to in such merger, consolidation or sale of all or substantially all of the assets of the Company or (D) the Syufy Investor is given the right to receive cash, cash equivalents or shares of capital stock which have been registered under the Securities Act and the Syufy Investor so elects.
          (g) Confidentiality. Each Investor shall not disclose to any Person (other than such Investor’s employees, agents and advisors who have a need to know) and shall not use for any purpose other than monitoring such Investor’s investment in the Company, and shall cause its employees, agents and advisors to maintain the confidentiality of, all of the information obtained pursuant to Sections 8(a) and (b) of this Agreement, unless (a) such information was or becomes publicly available through no fault of such Investor, its Affiliates or Permitted Transferees or their employees, agents or advisors or (b) the disclosure of such information is compelled by legal proceedings. In the event that any Investor is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, such Investor will notify the Board promptly of the request or requirement so that the Company may seek an appropriate protective order or other appropriate relief or waive compliance with this provision. In the absence of a protective order or the Investor’s receiving such waiver from the Company, the Investor will be permitted to disclose that portion (and only that portion) of the information that the Investor is legally compelled by the tribunal to disclose; provided, however, that the Investor shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Company shall designate.
          (h) Termination. All of the provisions of Sections 8(d), (e) and (f) shall terminate and be of no further force or effect upon the effective date of an Initial Public Offering of the Company’s Company Class A Common Stock registered under the Securities Act. The provisions of paragraphs (a), (b), (d), (e) and (f) of this Section 8 are not transferable or assignable by any Investor to any subsequent holder of any Company Class A Common Stock purchased hereunder (except in the case of a transfer to another Investor or a Qualified Permitted Transferee of the transferor), and upon the transfer of any Investor’s Company Class A Common Stock (except in the case of a transfer to another Investor or a Qualified Permitted Transferee of the transferor), such provisions shall terminate with respect to such transferred shares. If at any time the Mitchell Investors own, directly or indirectly, more than a 5% interest in the aggregate of any business that owns, operates or manages theatres with more than an aggregate of 800 screens in the Western Hemisphere, the Mitchell Investors shall not be entitled to (i) receive any information under Section 8(a), except that if the Company is not a reporting company registered under the Securities Exchange Act, the Mitchell Investors shall continue to receive the Company’s annual consolidated financial statements together with a letter from the Company’s management describing material developments at the Company, (ii) exercise any rights under Section 8(b), except that the Mitchell Investors shall retain their statutory inspection rights under Delaware law, or (iii) after the third anniversary of the Merger, exercise any approval rights under Section 8(d). If at any time there is a Termination Event (as determined under Section 1(c)(iv) above), the Syufy Investor shall not be entitled to (i) receive any information under Section 8(a), except that if the Company is not a reporting company registered under the Securities Exchange Act, the Syufy Investor shall continue to receive the Company’s annual consolidated financial statements together with a letter from the Company’s management describing material developments at the Company, or (ii) exercise any rights under Section 8(b), except that the Syufy Investor shall retain its statutory inspection rights under Delaware law. In the event that the rights of the Syufy Investor terminate by reason of a Curable Termination Event, the Syufy Investor shall have the right to cure such Curable Termination Event and such rights shall be reinstated at such time as there is no longer a Curable Termination Event in effect. If at any time the Syufy Investor, Raymond W. Syufy or Joseph Syufy breach the terms of the Syufy Non-Competition Agreement, the Syufy Investor shall not be entitled to exercise any approval rights under Section 8(f).
     9. Reallocation of Sale Bonus Shares. For each Executive, a portion of the total number of shares of Company Class A Common Stock owned by such Executive immediately following the effectiveness of the Merger as specified below constitute “Sale Bonus Shares” hereunder (including therewith all shares of capital stock of the Company issued or issuable with respect thereto by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization affecting the Company Class A Common Stock):

Sale Bonus Shares

Michael Cavalier	37,891

Robert Copple	49,901

Alan Stock	50,149

Timothy Warner	55,826
If prior to April 2, 2007 (the “Third Anniversary”) any Executive’s employment with the Company terminates as a result of Cause or Voluntary Termination (as such terms are defined in each such Executive’s New Employment Agreement), all of such Executive’s Sale Bonus Shares shall be automatically forfeited and the stock certificates representing such shares shall be immediately surrendered by Executive to the Company endorsed in blank or accompanied by an appropriate form of assignment. Upon receipt of such certificate(s), the Company shall promptly reissue the Sale Bonus Shares represented by such certificate(s) to the other Executives that at such time continue to hold Sale Bonus Shares on a pro rata basis in accordance with the number of Sale Bonus Shares owned by such Executives immediately prior to the termination of such other Executive’s employment. Prior to the Third Anniversary, the Sale Bonus Shares may not be transferred by any Executive (except to members of such Executive’s Family Group), and during such period, the certificates evidencing such shares shall be imprinted with the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE DESIGNATED AS “SALE BONUS SHARES” UNDER, AND ARE SUBJECT TO THE TERMS OF, THE SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 7, 2006, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST. ANY PURPORTED TRANSFER OF THESE SECURITIES NOT IN ACCORDANCE WITH SUCH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT SHALL BE INVALID AND THE COMPANY SHALL NOT RECORD SUCH TRANSFER ON ITS BOOKS.”
Each Executive filed a Section 83(b) election with the Internal Revenue Service with respect to such Executive’s Sale Bonus Shares within 30 days of the effectiveness of the Merger.
     10. Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 7, 2006, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST. ANY PURPORTED TRANSFER OF THESE SECURITIES NOT IN ACCORDANCE WITH SUCH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT SHALL BE INVALID AND THE COMPANY SHALL NOT RECORD SUCH TRANSFER ON ITS BOOKS.”

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date of this Agreement, and the Stockholders shall surrender their stock certificates to the Company for such purpose. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares as provided in the definition of such term in Section 13 hereof.
     11. Transferees Bound. Prior to Transferring any Stockholder Shares (other than in connection with a Public Sale or a Sale of the Company) to any Person, the transferring holder of Stockholder Shares shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other Stockholders a counterpart of this Agreement.
     12. Effectiveness.
          (a) The parties are entering into this Agreement in connection with the transactions contemplated by the Acquisition. This Agreement shall become automatically effective upon, and only upon, the closing of the Acquisition, at which time the First Amended Agreement shall terminate automatically and be of no further force and effect. In the event the Acquisition is not consummated and the Century Stock Purchase Agreement is terminated, this Agreement shall become null and void and of no further force and effect.
          (b) Upon the distribution of the Century Shares to the Syufy Investor by CTH, CTH will cease to be a party to this Agreement and thereafter will have no further rights or obligations hereunder, and the Syufy Investor will become a Stockholder hereunder.
     13. Definitions.
          “Additional Securities” has the meaning set forth in Section 6(a).
          “Affiliate” of any Person is any other Person controlled by, controlling or under common control with such Person and in the case of any Stockholder that is a partnership or limited liability company, any partner or member of such Stockholder (provided that the Company shall not be deemed to be an affiliate of any Stockholder) or in the case of any Stockholder that is a trust, any beneficiary, trust for the benefit of the beneficiary or successor trust; provided that under no circumstances shall (i) any of the Mitchell Investors or their Permitted Transferees be Affiliates of (A) any of the Quadrangle Investors or their Permitted Transferees or (B) any of the Syufy Investor or their Permitted Transferees, (ii) any of the Quadrangle Investors or their Permitted Transferees be Affiliates of (A) any of the Mitchell Investors or their Permitted Transferees or (B) any of the Syufy Investor or their Permitted Transferees, or (iii) any of the Syufy Investor or their Permitted Transferees be Affiliates of (A) any of the Mitchell Investors or their Permitted Transferees or (B) any of the Quadrangle Investors or their Permitted Transferees, for purposes of this Agreement.
          “Available Shares” has the meaning set forth in Section 3(c)(iii).
          “Board” has the meaning set forth in the preamble.

          “Capital Lease Obligations” shall mean the obligations of the Company or its Subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on the Company or its Subsidiaries’ balance sheet under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP provided that Capital Lease obligations shall exclude the application of Emerging Issues Task Force Regulation 97-10 or similar pronouncement.
          “Company Class A Common Stock” means, the Company’s Class A Common Stock, par value $0.001 per share.
          “Company Preferred Stock” means the Company’s Preferred Stock, having the rights set forth under the Company’s Amended and Restated Certificate of Incorporation.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the preamble.
          “Company Election Notice” has the meaning set forth in Section 3(c)(ii).
          “Company Offer Period” has the meaning set forth in Section 3(c)(ii).
          “Competitor” means any Person that directly or indirectly owns, operates or manages theatres with an aggregate of more than 50 movie screens, each of which movie screens is used for the primary purpose of exhibiting commercially distributed full-length motion pictures movie theatres and any Affiliate of such Person.
          “Competitor Sale Election Notice” has the meaning set forth in Section 3(d)(ii).
          “Competitor Sale Election Period” has the meaning set forth in Section 3(d)(i).
          “Competitor Sale Offer Period” has the meaning set forth in Section 3(d)(ii).
          “Competitor Sale Offer Notice” has the meaning set forth in Section 3(d)(i).
          “Consolidated EBITDA” shall mean for any period, without duplication, Consolidated Net Income for such period plus, to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, net losses on sales of assets outside of the ordinary course of business), (f) any minority interest deduction, and (g) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, net gains on sales of assets outside of the ordinary course of business), and (c) any other non-cash income, all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of the Company and its Subsidiaries for any period:
          (i) the Consolidated EBITDA of any Person acquired by the Company or its Subsidiaries during such period shall be included on a pro forma basis (including any items which are permitted to be added back to Consolidated Net Income under Regulation SX and any other identifiable cost savings resulting from any such acquisition as well as the incremental EBITDA associated with the annualized run-rate of theatres operated by the acquired Person for less than one year prior to the date of acquisition, excluding any theatres opened for less than six months) for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith had occurred on the first day of such period and without giving effect to clause (a) of the proviso set forth in the definition of Consolidated Net Income) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the fiscal year preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or have been found reasonably acceptable by the Mitchell Investors; and
          (ii) the Consolidated EBITDA of any Subsidiary disposed of by the Company or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith had occurred on the first day of such period).
          “Consolidated Interest Expense” shall mean for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Company with respect to letters of credit and bankers’ acceptance financing and net costs of the Company under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
          “Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, and (b) the income (or deficit) of any Person (that is not a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions or payment of principal or interest of inter-company Indebtedness.
          “Consolidated Total Debt” shall mean at any date, the aggregate amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, excluding inter-company Indebtedness.
          “Debt-to-EBITDA Ratio” means as at the last day of any period of four consecutive fiscal quarters of the Company, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
          “Election Period” has the meaning set forth in the preamble.
          “Executives” has the meaning set forth in the preamble.
          “Exempt Transfer” has the meaning set forth in Section 3(b).
          “Family Group” with respect to any Stockholder, means, such Stockholder’s spouse and descendants (whether natural or adopted) and any trust that is and remains solely for the benefit of such Stockholder and/or such Stockholder’s spouse and/or descendants.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.
          “Hedge Agreements” shall mean all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Company or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies. For avoidance of doubt, Hedge Agreements shall include any interest rate swap or similar agreement that provides for the payment by the Company or any of its Subsidiaries of amounts based upon a floating rate in exchange for receipt by the Company or such Subsidiary of amounts based upon a fixed rate.
          “Indebtedness” shall mean at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of the Company or its Subsidiaries for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of the Company’s or its Subsidiaries’ business), (c) all obligations of the Company or its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by the Company or its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, provided that, in such event, the amount of such Indebtedness shall be deemed to be the value of the Property covered by such agreement), and (e) all Capital Lease Obligations or Synthetic Lease Obligations of the Company or its Subsidiaries. For purposes of clarification, “Indebtedness” shall not include accounts payable or accrued operating expenses of the Company or any of its Subsidiaries.

          “Independent Third Party” means any Person other than MDCP or the Mitchell Investors.
          “Initial Allocation” has the meaning set forth in Section 3(c)(iii).
          “Initial Allocation Sum” has the meaning set forth in Section 3(c)(iii).
          “Initial Public Offering” means an underwritten initial public offering of the Company’s Company Class A Common Stock registered under the Securities Act resulting in the sale to the public of shares with an aggregate selling price of not less than $100 million.
          “Investor” means each of MDCP, the Mitchell Investors, the Quadrangle Investors and the Syufy Investor and their respective Permitted Transferees.
          “Market Stand-Off” has the meaning set forth in Section 5.
          “MDCP” has the meaning set forth in the preamble.
          “MDCP Sale Election Notice” has the meaning set forth in the Section 3(e).
          “MDCP Sale Notice” has the meaning set forth in the Section 3(e).
          “MDCP Sale Period” has the meaning set forth in the Section 3(e).
          “Merger” has the meaning set forth in the preamble.
          “Merger Agreement” means the Agreement and Plan of Merger, dated as of March 12, 2004, between the Company and Popcorn Merger Corp. pursuant to which Popcorn Merger Corp. merged with and into the Company, with the Company continuing as the surviving corporation.
          “Merger Consideration” has the meaning set forth in the Merger Agreement.
          “Mitchell-Quadrangle-Syufy Election Notice” has the meaning set forth in Section 3(d)(iii).
          “Mitchell Directors” has the meaning set forth in Section 1(a)(ii)(A).
          “Mitchell Investors” has the meaning set forth in the preamble.
          “Modification” has the meaning set forth in Section 15.
          “New Employment Agreements” means the Employment Agreements, dated as of the March 12, 2004, between the Company and each of Alan Stock, Timothy Warner, Robert Copple and Michael Cavalier.
          “Offer Notice” has the meaning set forth in Section 3(c)(i).

          “Offered Shares” has the meaning set forth in Section 3(c)(i).
          “Option Shares” has the meaning set forth in Section 6(a).
          “Original Agreement” has the meaning set forth in the preamble.
          “Other Stockholders” has the meaning set forth in Section 3(e)(i).
          “Participating Stockholder” has the meaning set forth in Section 3(c)(iii).
          “Permitted Transferee” has the meaning set forth in Section 3(b).
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Pro Rata Share” has the meaning set forth in Section 3(c)(iii).
          “Public Sale” means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 adopted under the Securities Act.
          “MDCP Purchase Agreement” has the meaning set forth in the preamble.
          “Quadrangle Director” has the meaning set forth in Section 1(a)(ii)(C).
          “Quadrangle Group, LLC” means Quadrangle Group, LLC, a Delaware limited liability company.
          “Quadrangle Investors” has the meaning set forth in the preamble.
          “Quadrangle Purchase Agreement” has the meaning set forth in the preamble.
          “Qualified Permitted Transferee” means (i) with respect to the Mitchell Investors, any Permitted Transferee of the Mitchell Investors and (ii) with respect to the Quadrangle Investors, any Person under common control with the Quadrangle Investors.
          “Registration Agreement” means the Registration Agreement, dated as of August 7, 2006, among the Company, MDCP, the Mitchell Investors, the Quadrangle Investors, the Syufy Investor and the other signatories thereto, as may be further amended from time to time.
          “Remaining Available Shares” has the meaning set forth in Section 3(c)(iii).

          “Remaining Participating Stockholder” has the meaning set forth in Section 3(c)(iii).
          “Remaining Pro Rata Share” has the meaning set forth in Section 3(c)(iii).
          “Sale Bonus Agreement” means the Sale Bonus Agreement dated as of March 12, 2004, among the Company, the Executives and certain other shareholders of the Company.
          “Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company or the surviving entity possessing the voting power under normal circumstances to elect a majority of the Company’s or the surviving entity’s board of directors or entitling such Person to exercise more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company or the surviving entity entitled to vote (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.
          “Securities Act” means the Securities Act of 1933, as amended from time to time.
          “Stockholders Election Notice” has the meaning set forth in Section 3(c)(iii).
          “Stockholder Shares” means (i) any Company Class A Common Stock owned by any Stockholder and (ii) any capital stock or other equity securities issued or issuable directly or indirectly with respect to the Company Class A Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.
          “Stockholders” has the meaning set forth in the preamble.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
          “Synthetic Lease Obligations” shall mean all monetary obligations of the Company or its Subsidiaries under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of the Company or its Subsidiaries but which, upon the insolvency or bankruptcy of the Company or its Subsidiaries, would be characterized as the Indebtedness of the Company or its Subsidiaries (without regard to accounting treatment).
          “Syufy Director” has the meaning set forth in Section 1(a)(ii)(D).
          “Syufy Enterprises” means Syufy Enterprises, LP, a California limited partnership.
          “Syufy Investor” has the meaning set forth in the preamble.
          “Syufy Contribution Agreement” has the meaning set forth in the preamble.
          “Transfer” has the meaning set forth in Section 3(a).
          “Transferring Stockholder” has the meaning set forth in Section 3(c).
          “Western Hemisphere” means the continents of North America, Central America and South America.
     14. Additional Parties; Joinder. The Company may permit any Person who acquires Company Class A Common Stock or rights to acquire Company Class A Common Stock after the date hereof (the “Acquired Common”) to become a party to this Agreement and to succeed to all of the rights and obligations of a “holder of Stockholder Shares” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit A attached hereto. Upon the execution and delivery of the joinder by such Person, such Person’s Acquired Common shall be Stockholder Shares hereunder, and such Person shall be a “holder of Stockholder Shares” under this Agreement with respect to the Acquired Common.
     15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement (any such modification, amendment or waiver, referred to herein as a “Modification”) shall be effective against the Company or any holder of Stockholder Shares unless such Modification is approved in writing by the Company and the holder or holders of a majority of the Stockholder Shares outstanding; provided that with respect to any Modification that adversely affects the rights hereunder of a particular group of holders of Stockholder Shares, each such group being the Mitchell Investors, the Quadrangle Investors, the Syufy Investor, the Executives and MDCP (in each case together with their respective Permitted Transferees), in any material respect different than the other groups of holders of Stockholder Shares, such Modification shall be effective against such particular group only if such Modification is approved in writing by the holder or holders of a majority of all of the Stockholder Shares held by such group. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     17. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     18. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares; provided that the rights of the Mitchell Investors under Section 1 hereof may not be assigned to Persons other than Qualified Permitted Transferees without the prior written approval of MDCP.
     19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     20. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Stockholders shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.
     21. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company and MDCP at the addresses set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

The Company’s address is:	Cinemark Holdings, Inc. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093 Facsimile: (972) 665-1004 Attention: Michael Cavalier

MDCP’s address is:	Madison Dearborn Capital Partners IV, L.P.
Three First National Plaza, Suite 3800 70 West Madison Street Chicago, IL 60602 Attention: Benjamin D. Chereskin
     22. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     23. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
     24. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     25. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     26. Mutual Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.
[SIGNATURE PAGES FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

	CINEMARK HOLDINGS, INC.	MADISON DEARBORN CAPITAL PARTNERS IV, L.P.

		By:	Madison Dearborn Partners, IV L.P. its General Partner

		By:	Madison Dearborn Partners, LLC, its General Partner

By:	/s/ Lee Roy Mitchell Lee Roy Mitchell	By:	/s/ Robin P. Selati Robin P. Selati
	Its Chief Executive Officer		Its Managing Director

THE MITCHELL SPECIAL TRUST

	/s/ Lee Roy Mitchell	By:	/s/ Lee Roy Mitchell

	Lee Roy Mitchell		Lee Roy Mitchell Trustee

	/s/ Alan Stock	By:	/s/ Gary D. Witherspoon

	Alan Stock		Gary D. Witherspoon
Trustee

/s/ Timothy Warner

Timothy Warner

/s/ Robert Copple

Robert Copple

/s/ Michael Cavalier

Michael Cavalier

NORTHWESTERN UNIVERSITY

By:	/s/ William H. McLean William H. McLean Its Vice President and Chief Investment Officer

QUADRANGLE CAPITAL PARTNERS LP
By:	Quadrangle GP Investors LP
Its:	General Partner

By:	Quadrangle GP Investors, LLC
Its:	General Partner

By:	/s/ Peter Ezersky
Peter Ezersky
Its Managing Principal

QUADRANGLE SELECT PARTNERS LP
By:	Quadrangle GP Investors LP
Its:	General Partner

By:	Quadrangle GP Investors, LLC
Its:	General Partner

By:	/s/ Peter Ezersky
Peter Ezersky
Its Managing Principal

QUADRANGLE CAPITAL PARTNERS A LP
By:	Quadrangle GP Investors LP
Its:	General Partner

By:	Quadrangle GP Investors, LLC
Its:	General Partner

By:	/s/ Peter Ezersky
Peter Ezersky
Its Managing Principal

QUADRANGLE (CINEMARK) CAPITAL PARTNERS LP
By:	/s/ Peter Ezersky
Peter Ezersky
Managing Principal

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

/s/ John Madigan
John Madigan

K&E INVESTMENT PARTNERS, LLC — 2004-B DIF
By:	/s/ Jack S. Levin
Jack S. Levin
Its Manager

PIOLA INVESTMENTS LTD.
By:	/s/ Riccardo Arduini
Riccardo Arduini
Its Director

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

SYUFY ENTERPRISES, LP
By:	/s/ Joseph Syufy
Joseph Syufy
President of Syufy Properties, Inc. Its General Partner

CENTURY THEATRES HOLDINGS, LLC
By:	/s/ Joseph Syufy
Joseph Syufy
Its President